UNITED STATES
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BENCHMARK ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL CO-INVEST II L.P.
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
JEFFREY S. MCCREARY
ROBERT K. GIFFORD
BRENDAN B. SPRINGSTUBB

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Engaged Capital, LLC, together with the other participants named herein (collectively, "Engaged Capital"), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Benchmark Electronics, Inc., a Texas corporation.

Item 1: On April 7, 2016, Engaged Capital issued the following press release:

ENGAGED CAPITAL FACT-CHECKS BENCHMARK ELECTRONICS’ LETTER TO SHAREHOLDERS

•	Long-tenured, Incumbent Directors Strom, Williams, and Dawson Have Presided Over Prolonged Period of Underperformance
•	BHE’s Letter to Shareholders Betrays the Board’s Unsophisticated Approach to Incentive Compensation and Capital Allocation
•	Vote the BLUE Engaged Capital Proxy Card today to Elect Robert K. Gifford, Jeffrey S. McCreary, and Brendan B. Springstubb

Newport Beach, CA, April 7, 2016 /Business Wire/ - Engaged Capital, LLC (together with its affiliates, “Engaged Capital”), an investment firm specializing in enhancing the value of small and mid-cap North American equities and a 4.9% shareholder of Benchmark Electronics, Inc. (“BHE” or the “Company”) (NYSE: BHE), announced today that it has issued a second letter to BHE shareholders in connection with its campaign to elect three highly-qualified directors at the Company’s upcoming May 11, 2016 Annual Meeting of Shareholders. The letter is available on its website www.adeeperbench.com.

April 7, 2016

To Our Fellow Shareholders:

Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”) is the owner of 2,428,221 shares of common stock of Benchmark Electronics, Inc. (“Benchmark,” “BHE” or the “Company”), representing approximately 4.9% of the Company’s outstanding shares. As one of the Company’s largest shareholders, we feel it is important to comment on the letter to shareholders the Company released yesterday. While we found the letter to be long on prose, it was short on substance. Additionally, like the Company’s first letter to shareholders, it contained numerous mischaracterizations of the Company’s performance and strategy. Based on our engagement with Benchmark over the past year, we are not surprised that they continue to attempt to obfuscate their record of poor capital allocation; defend a fundamentally flawed executive compensation approach; and deny a history of long-term underperformance. Benchmark’s long-tenured and entrenched incumbent Board of Directors (the “Board”) appears to prioritize the interests of management over those of shareholders. It is clear to us that meaningful shareholder representation is urgently needed on the Board.

BENCHMARK’S LONG-TERM UNDERPERFORMANCE

Quote: “Benchmark believes the most appropriate period to judge performance is since Benchmark's Chief Executive Officer, Gayla Delly, and the current management team assumed leadership on January 1, 2012.  We have been transparent as to why we chose this period – in fact, it is clearly stated in our March 29 letter.”

Fact: The cherry-picked performance measurement period from January 1, 2012 to today is the only annual measurement period in the last ten years from which BHE can claim they have outperformed peers1.

1 Data per FactSet as of 4/6/2016. EMS Peer Group performance calculated as the total shareholder return of FLEX, PLXS, SANM, JBL, and CLS.

	Total Return Performance Since:
	1-1-15	1-1-14	1-1-13	1-1-12	1-1-11	1-1-10	1-1-09	1-1-08	1-1-07	1-1-06
BHE	(12%)	(3%)	34%	66%	23%	18%	75%	26%	(8%)	(0%)
EMS Peer Group Average	(5%)	18%	56%	68%	37%	47%	307%	56%	21%	7%
EMS Peer Group Median	(6%)	10%	50%	50%	25%	36%	213%	47%	8%	4%
S&P 1500	3%	16%	54%	79%	83%	113%	170%	71%	80%	108%
S&P 1500 IT	9%	29%	67%	91%	93%	117%	249%	99%	130%	151%
S&P 1500 EMS	(1%)	7%	49%	77%	60%	99%	230%	66%	54%	47%

BHE Relative Returns vs:
EMS Peer Group Average	(7%)	(22%)	(21%)	(2%)	(14%)	(29%)	(232%)	(30%)	(29%)	(7%)
EMS Peer Group Median	(6%)	(13%)	(15%)	16%	(2%)	(18%)	(138%)	(21%)	(16%)	(4%)
S&P 1500	(15%)	(19%)	(20%)	(14%)	(60%)	(94%)	(95%)	(45%)	(89%)	(108%)
S&P 1500 IT	(21%)	(32%)	(32%)	(25%)	(70%)	(99%)	(174%)	(73%)	(138%)	(151%)
S&P 1500 EMS	(11%)	(10%)	(14%)	(11%)	(37%)	(80%)	(155%)	(40%)	(62%)	(47%)

This election is a referendum on BHE’s long-tenured incumbent directors Bernee Strom, Clay Williams, and Michael Dawson, who have overseen a nearly unbroken string of long-term underperformance. BHE’s attempt to focus on a single date, which has no relevance to the tenure of the incumbent directors we are seeking to replace, speaks volumes. It also ignores the fact that Gayla Delly has been President of the Company since 2006 and an executive officer since 2001.

Quote: “Shareholders have benefited substantially from our ability to increase our proportion of higher-value markets in our business mix from 32% of total revenue in 2007 to 55% in 2015.”

Fact: Since 2007, BHE shares have underperformed the EMS peer group average by 30%. We do not see how BHE can claim shareholders have “benefited substantially” from long-term underperformance. Shareholders only benefit from mix changes, revenue growth and margin expansion if it results in actual share price outperformance.  Clearly the Board and management have failed to provide shareholders any meaningful return on their investment.

Quote: “When you examine our performance using what we believe are the most relevant and unbiased criteria, you see clearly that we have outperformed our peer group, contrary to Engaged Capital's claims.”

Engaged comment: We believe long -term total shareholder return is the most important “relevant and unbiased [criterion]” and we find it hard to believe that any shareholder can “see clearly” the alleged outperformance the Company asserts.

BENCHMARK’S FLAWED INCENTIVE COMPENSATION PROGRAM

Quote: “[ROIC] is a poor short-term incentive metric since (a) it is difficult to meaningfully impact ROIC in the short-term and (b) including it as a short-term metric can discourage management from making smart long-term investment decisions that enhance shareholder value.”

Fact: BHE has the lowest ROIC2 in the Company’s EMS peer group and every one of BHE’s EMS peers includes ROIC in short-term incentive compensation. If ROIC is such a poor short-term incentive compensation metric, why does every peer who uses it in short-term compensation have a higher ROIC than BHE? Additionally, BHE’s long-term underperformance vs. peers – who all include ROIC in short-term incentive compensation – contradicts the Company’s puzzling assertion that using ROIC as a short-term performance metric might somehow inhibit long-term shareholder value creation.

Quote: “Our compensation construct, which importantly includes cash as capital in the ROIC calculation, was explicitly designed to incentivize management not to hoard cash on the balance sheet by counting un-invested capital against management.  Instead, the policy incentivizes management to deploy capital where it can earn a high return and to return excess capital to shareholders, shrinking the capital base and increasing ROIC.”

Fact #1: The Compensation Committee, which includes Messrs. Strom, Williams and Dawson, has reduced management’s long-term ROIC target every year since 20113, despite the fact that BHE’s reported ROIC4 has increased over this time frame.  We find it highly unusual and concerning that the Compensation Committee would be lowering management’s performance hurdles while performance was improving. As a result, rather than “counting un-invested capital against management”, the Compensation Committee continually lowered management’s ROIC target as BHE’s cash balance increased, which wholly defeats the purpose of using ROIC as a long-term performance target.

	2011	2012	2013	2014
Company-Reported ROIC	6.3%	8.9%	9.6%	10.1%
Long-term Incentive Compensation ROIC Target	12.0%	9.5%	8.3%	8.2%

Fact #2: The Compensation Committee’s seemingly flawed definition of ROIC including cash incentivizes management to deploy large amounts of cash at dilutive rates of return. Below we depict the impact of the acquisition of a low-return business on the Company’s ROIC using both the universally-accepted definition, and the Compensation Committee’s flawed definition:

2 ROIC defined as NOPAT (including the impact of stock-based compensation and excluding the impact of amortization expense) divided by average invested capital for the twelve-month period ended 12/31/2015.
3 Per BHE proxy statements 2012 through 2015.
4 Per BHE company presentation dated 11/12/2015.

Acquisition Example
	Pre-Cash Deployment	Dilutive Acquisition	Pro Forma

Avg. Equity	1,299		1,299
Avg. Debt	54		54
Invested Capital - BHE Compensation Committee Definition	1,353		1,353
Less: Avg. Cash	(430)	300	(130)
Invested Capital - Correct Definition	923		1,223
NOPAT	92	9	101

ROIC - BHE Compensation Committee Definition	6.8%		7.5%
ROIC - Correct Definition	10.0%		8.2%

As the example shows, if BHE were to acquire a clearly-dilutive 3% return business, ROIC would incorrectly increase under the Compensation Committee’s flawed definition of ROIC. Additionally, a larger dilutive acquisition would wrongly have a greater positive impact on BHE’s ROIC. Hence, the Compensation Committee is incentivizing poor capital allocation decisions. It is clear from the Company’s letter to shareholders that the Compensation Committee does not understand this.

BENCHMARK’S UNSOPHISTICATED APPROACH TO CAPITAL ALLOCATION

Quote: “As all companies in our sector have discovered as they try to transition to higher-value markets, generally we must pay multiples higher than EMS sector trading multiples because higher-value businesses like Secure have inherently different business, growth and margin profiles. By contrast, under Engaged Capital's flawed logic, no company should ever pay a premium for a strategic, growth- and margin-enhancing acquisition.”

Fact #1: While BHE is correct in asserting that acquiring business with higher growth and margins will typically require paying higher multiples, BHE’s acquisition of Secure Technology (“Secure”) represents the highest revenue multiple paid for any material acquisition5 in the EMS sector since 2010.

5 Acquisitions over $50M. Data per FactSet, company filings, transcripts and presentations.

Announce Date	Acquiror	Target	Price Paid	Revenue	EV/Sales
2015-10-22	BHE	Secure Technology	230	100	2.30x
2015-09-08	FLEX	NEXTracker, Inc.	330	400	0.83x
2015-04-29	FLEX	Mirror Controls International	494	216	2.29x
2013-10-02	BHE	CTS Electronics Manufacturing Solutions	75	200	0.38x
2013-02-04	JBL	Nypro, Inc.	665	1,000	0.67x
2012-12-03	FLEX	Saturn Electronics & Engineering	209	300	0.70x
2012-07-27	CLS	D&H Manufacturing Co.	70	80	0.88x
2011-08-25	JBL	Telmar Network Technology, Inc.	129	145	0.89x
2011-04-21	CLS	Brooks Automation Semiconductor	80	270	0.30x
2010-04-26	SANM	BreconRidge Corp.	53	180	0.29x

			Average ex-Secure:		0.80x
			Median ex-Secure:		0.70x

We believe our definition of disciplined capital allocation is simple: allocate capital to the highest risk-adjusted return, with share repurchases representing the benchmark for alternative uses of capital. We fully support any acquisitions that clear this bar – however, BHE’s acquisition of Secure fails to meet this hurdle.

Further, a disciplined approach to capital allocation dictates that, when acquiring an asset for a premium multiple, the acquirer must have a clear path to realizing that value in the Company’s stock price. In BHE’s case, we do not view acquiring Secure for over 12x LTM EBITDA6 when the core business was trading at ~4x EBITDA and below tangible book value on the date of the announcement as an example of disciplined capital allocation –  especially when over 80% of Secure’s revenue is generated from services outside of BHE’s core EMS market7.

We would also note, at our prior firm, acquisitive companies such as Zimmeri, Harman Internationalii, and CVS Caremarkiii adopted our capital allocation discipline to great success, rather than viewing it as “flawed logic”.

Fact #2: Despite paying over 12x LTM EBITDA for Secure, BHE’s EV / EBITDA multiple has not appreciably changed8 since the acquisition – indicating to us that investors are not assigning a significant premium to Secure.

Quote: “In the EMS sector, premium valuation multiples are highly correlated to business mix, revenue growth and margin enhancement, and poorly correlated to ROIC.”

Fact: The Company’s assertion is inaccurate. As the table below shows, not only do business mix, revenue growth and margins in and of themselves show little to no correlation with valuation multiples in the EMS industry, ROIC is the metric most correlated with any meaningful valuation multiple9.

6 Based on LTM revenue of $100M per BHE’s Q3:2015 earnings presentation, and the Company’s disclosure in its 4/6/2016 letter to shareholders that Secure EBITDA margins are approximately 3x that of BHE’s core business.
7 Per BHE’s Q3:2015 earnings call.
8 Data per FactSet. EV / NTM EBITDA multiple of 4.73x as of 10/21/2015 vs. EV / NTM EBITDA multiple of 4.96x as of 4/6/2016. BHE’s current NTM EBITDA estimate adjusted to account for $8M of amortization expense associated with the acquisition of Secure not accounted for in analysts’ estimates.

R-Squared Correlation of Financial Metrics to Valuation for EMS Companies
	P / TB	EV / NTM EBITDA	NTM P/E ex-cash
ROIC	0.82	0.00	0.18
Revenue Growth	0.05	0.14	0.08
Operating Margin	0.32	0.00	0.00
Non-Traditional Revenue Mix	0.14	0.15	0.23

It is ironic that the Company would accuse us of “unfamiliarity with the EMS industry”, when their own supposition (presented without evidence, we would note) about the correlation of valuation and key financial metrics is not supported by the data.

Additionally, we are troubled that the Company would assert that one of the core tenets of asset valuation theory – the positive relationship between ROIC and valuation – somehow does not apply to the EMS industry; especially when analysts who cover the EMS industry assert “cash returns on cash invested and ROIC are key metrics.”10

IT IS TIME INCUMBENT DIRECTORS ARE HELD ACCOUNTABLE

BHE’s long-term underperformance, flawed incentive compensation structure, and unsophisticated approach to capital allocation are, in our view, symptoms of ossified incumbent directors who have failed in their duty to represent shareholders’ interests. Our highly-qualified candidates, who are fully aligned with shareholders’ interests, bring the necessary skills and expertise to fix BHE’s inefficient working capital, bring discipline to capital allocation, and would work diligently to correct management’s flawed incentive compensation program and improve investor communications. Vote today to let the Board know: “The time for change is now!”

VOTE FOR OUR HIGHLY QUALIFIED SLATE OF DIRECTORS TO CREATE VALUE AT
BENCHMARK ELECTRONICS

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

Thank you for your support,

/s/ Glenn W. Welling

Glenn W. Welling

9 Calendar-year 2015 financial data per company filings for FLEX, JBL, CLS, SANM, PLXS, and BHE. FactSet valuation estimates as of 4/06/2016. EV / NTM EBITDA multiples adjusted to include stock compensation expense. P/E ex-net cash adjusted to include stock compensation expense, exclude amortization expense, and add-back net cash.
10 Mark Delaney, Goldman Sachs, “Technology: IT Supply Chain”. 3/12/2015.

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

Investor Contact:

Morrow & Co., LLC
Tom Ball, 203-658-9400
tomball@morrowco.com

John Ferguson, 203-658-9400
jferguson@morrowco.com

or visit www.adeeperbench.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Engaged Capital, LLC

i “We remain committed to returning cash to stockholders while still pursuing other alternatives for investment and evaluating, as we said before, alternative uses of capital. We will continue to apply rigorous discipline, including, as an example, benchmarking long-term accretion and earnings and return on invested capital against share repurchases.” – Zimmer, Credit Suisse healthcare conference, 11/09/2011.
ii “We believe in investing in accretive acquisitions and you've seen us demonstrate that with a couple of acquisitions we've talked about in the past. Also, we definitely invest in organic growth with our CapEx, and we look for 20% returns or higher. We plan to consistently give a dividend at the current rate or increase that rate. We benchmark all of this to a buyback.” Harman International Investor Day, 10/26/2011.
iii “In fact, these bolt-on acquisitions should enhance the operations and grow our core business. We will look for risk adjusted, return hurdles in the mid teens, that will ensure significant shareholder value creation. And importantly, we will pursue these acquisitions only if they offer the highest long-term return as compared to other alternatives for deploying capital.” CVS Investor Day, 10/08/2010.

Item 2: The following materials were posted by Engaged Capital to www.adeeperbench.com:

Benchmark Shareholder Information Regarding Upcoming Vote

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PROXY MATERIAL

March 29th, 2016

Engaged Capital's Definitive Proxy

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Benchmark Shareholder Information Regarding **Upcoming Vote**

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LETTERS/PRESS RELEASES

April 7th, 2016

March 30th, 2016

Letter to Shareholders - Engaged Capital's Letter to Benchmark Capital Shareholders

March 30th, 2016

Press Release — Engaged Capital Issues Open Letter To The Shareholders Of Benchmark Electronics

March 1st, 2016

Press Release — Engaged Capital Nominates Herbert K. Parker For Election To The Board Of Benchmark Electronics

March 1st, 2016

Press Release — Engaged Capital Responds To Retirement Of Benchmark Electronics Chairman

February 26, 2016

Press Release — Engaged Capital Responds To Latest Entrenchment Attempt From Benchmark Electronics

February 24, 2016

Press Release — Engaged Capital Nominates Four Highly-Qualified Individuals For Election To The Board Of Benchmark Electronics

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Benchmark Shareholder Information Regarding **Upcoming Vote**

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IN THE NEWS

March 30th, 2016

Houston Chronicle — Benchmark Electronics pushes back against activist investors

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